Exhibit 16.1

February 15, 2022

Securities and Exchange Commission

100F Street, N.E. Washington, D.C.

20549-7561

Dear Sirs/Madams,

We have read Item 16F of Q&K International Group Limited's Form 20-F dated February 15, 2022 and have the following comments:

1.	We agree with the statements made in the first sentence of paragraph 1 and paragraph 2 of Item 16F for which we have a basis on which to comment on, and we agree with, the disclosures.

2.	We have no basis on which to agree or disagree with the statements made in sentence 2 of paragraph 1 of Item 16F.

Yours faithfully,

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China